Exhibit 99.2

NUVOtv PARENT COMPANY SiTV MEDIA TO ACQUIRE FUSE

NETWORK FROM THE MADISON SQUARE GARDEN COMPANY

Deal Significantly Expands Business Opportunities with

Addition of Premier Music-Focused Network

New York, NY, April 4, 2014 – NUVOtv parent company SiTV Media, Inc. and The Madison Square Garden Company (NASDAQ: MSG) have reached an agreement for SiTV Media to acquire the Fuse network from MSG. This was jointly announced today by Michael Schwimmer, CEO of SiTV Media and its NUVOtv network, and Tad Smith, President and CEO of The Madison Square Garden Company.

As a national network dedicated to music, Fuse reaches 73 million Nielsen subscribers nationwide and features original series and specials, exclusive interviews, live concerts and video blocks – all rooted in the music experience. NUVOtv is the premier English-language destination for Latino entertainment, embodying the vibrancy and richness of modern Latino culture. The networks will continue to operate independently.

“The acquisition of Fuse represents a transformational event for us and also provides significant benefits to NUVOtv,” Mr. Schwimmer stated. “It enhances our distribution relationships, dramatically expands our aggregate subscriber base, provides substantial economies of scale, affords unique opportunities for programming and cross-promotion and should be extremely appealing to the advertising community as we roll out our plans for both NUVOtv and Fuse.”

“We are pleased that Fuse has joined the SiTV Media family, and are looking forward to the continued success of the network,” said Mr. Smith.

International superstar and powerhouse entrepreneur, Jennifer Lopez – who serves as NUVOtv’s Chief Creative Officer and is a shareholder - said, “Music is my first love so the acquisition of Fuse is near and dear to my heart. It’s exciting that between NUVOtv and Fuse we’ll have the ability to deliver a broad array of terrific content both from a Latino perspective and across multiple genres, including music, to a broader audience. The acquisition of Fuse means we now own two wonderful assets. It’s a phenomenal time for our company and we look forward to growing both networks in the years ahead.”

NUVOtv is the premier network for Latino entertainment and offers a diverse array of high-quality programming across genres. NUVOtv’s new 2014 line-up includes original programming co-executive produced by Jennifer Lopez under her Nuyorican Productions banner: a weekly music program The Collective, Powered by Vevo; and quarterly film showcase Nu Point of View: The Emerging Latino Filmmakers. Mario Lopez is an executive producer of two original shows for the network: celebrity interview show Mario One-On-One and the upcoming romantic dating competition Love and Salsa (premiering May 6). The network will introduce its first sports programming with the reality boxing competition Knockout, (premiering April 9) and continue its strong comedy lineup with Stand Up & Deliver: Cabo San Lucas later in 2014. In addition, NUVOtv is the exclusive basic cable home for Dexter.

As part of the acquisition, NUVOtv also plans to utilize Fuse’s current street front studio on Seventh Avenue - across from Madison Square Garden - to continue to create dynamic content.

Fuse, which became a part of MSG in 2008, has remained dedicated to bringing artists and fans together through its music programming, which includes music news and information, coverage of premier artists, events and festivals, original content and concerts. Highlights from Fuse’s line up of original programming include live studio shows, as well as Funny or Die’s Billy on the Street, a music and pop culture trivia show starring Billy Eichner; and Big Freedia: Queen of Bounce, which follows “Bounce” pioneer Big Freedia. Additionally, Fuse covers live concerts and events, and boasts comprehensive coverage of major music festivals throughout the country.

Under the terms of the transaction, MSG will receive $226 million, as well as 15 percent equity of the combined company, which will be subject to potential reduction based on certain performance goals. MSG will also gain a seat on the SiTV Media Board of Directors. The completion of this transaction, which is subject to Hart-Scott-Rodino clearance and other closing conditions, is expected to occur in MSG’s fiscal 2015 first quarter between July 1 and September 30.

For SiTV Media, LionTree Advisors LLC and Jefferies LLC served as financial advisors and Greenberg Traurig LLP and Goodwin Proctor LLP served as counsel, while for MSG, J.P. Morgan served as financial advisor and Sullivan & Cromwell LLP served as counsel. Financing commitments for the transaction were provided by Jefferies Finance LLC.

About NUVOtv

NUVOtv (www.myNUVOtv.com) is the premier English-language destination for Latino entertainment, embodying the vibrancy and richness of modern Latino culture. Providing original entertainment and lifestyle programming, NUVOtv is available in more than 32 million homes nationwide with major distribution partners: AT&T U-verse, Comcast, Cox, Dish Network, Time Warner Cable and Verizon FIOS. The principal financial shareholders in NUVOtv are Columbia Capital and Rho Capital Partners. The network is widely available in all top Hispanic DMAs and most major U.S. markets including Los Angeles, San Francisco, Miami, Chicago and New York.

About The Madison Square Garden Company

The Madison Square Garden Company is a fully integrated sports, media and entertainment business. The Company is comprised of three business segments: MSG Sports, MSG Media and MSG Entertainment, which are strategically aligned to work together to drive the Company’s overall business, which is built on a foundation of iconic venues and compelling content that the Company creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports owns and operates the following sports franchises: the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), and the Hartford Wolf Pack (AHL). MSG Sports also features the presentation of a wide variety of live sporting events including professional boxing, college basketball, bull riding and tennis. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from the Company’s venues. MSG Media’s television networks consist of regional sports networks, MSG Network and MSG+, collectively referred to as MSG Networks. MSG Networks also include high-definition channels, MSG HD and MSG+ HD. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular featuring the Radio City Rockettes. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in the Company’s diverse collection of venues. These venues consist of Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, the Forum in Inglewood, CA, The Chicago Theatre, and the Wang Theatre in Boston, MA. More information is available at www.themadisonsquaregardencompany.com.

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Contacts:

Don Ciaramella	Kimberly Kerns
The Lippin Group for NUVOtv	The Madison Square Garden Company
212-986-7080	212-465-6442
don@lippingroup.com	Kimberly.Kerns@msg.com